Exhibit 99.1

Intelligent Bio Solutions Inc. Announces Preliminary Unaudited Fiscal Third Quarter and Nine-Month Revenue Results

Year-over-year unaudited revenue increased 80% for the fiscal third quarter and 193% for the nine months ended March 31, 2024, with highest quarterly cartridge sales since 2022 Intelligent Fingerprinting acquisition

NEW YORK, April 18, 2024 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced preliminary unaudited revenue results for the fiscal third quarter and nine months ended March 31, 2024. The Company expects approximate unaudited revenue of $0.82 million for the three months ended March 31, 2024, representing an increase of 80% compared to the same period the prior year, and approximate unaudited revenue of $2.38 million for the nine months ended March 31, 2024, representing an increase of 193% compared to the same period the prior year.

INBS expects a year-over-year increase of 17% in cartridge sales and 20% in reader sales for the three months ended March 31, 2024, representing the highest quarterly cartridge sales to date since the acquisition of Intelligent Fingerprinting Limited in 2022. Cartridge and reader sales are expected to increase 25% and 63%, respectively, from July 1, 2023, through to March 31, 2024, compared to the same period the prior year.

“Our preliminary unaudited revenue results, with consistent year-over-year growth, is a clear indicator of the strength of our proprietary fingerprint sweat-based technology in the market,” commented Harry Simeonidis, President and CEO at Intelligent Bio Solutions. “As the global drug landscape continues to present challenges, marked by the rise of synthetic drugs such as methamphetamine and fentanyl, there is a pressing need for comprehensive drug testing solutions. We are addressing the challenges associated with drug use with our Intelligent Fingerprinting Drug Screening Solution, designed to support safety and well-being across workplaces, law enforcement and healthcare. Our expected product sales growth for the fiscal third quarter reflects a growing number of businesses adopting strict no-drug policies and a broader recognition of the critical role drug testing plays in maintaining drug-free environments.”

The preliminary unaudited revenue results for the fiscal third quarter and the nine months ended March 31, 2024, are based on information available to management as of the date of this press release and are, therefore, subject to adjustments based on the Company’s completion of its quarter-end financial close process. The Company expects to disclose financial results for the fiscal third quarter and nine months ended March 31, 2024, in its upcoming Quarterly Report on Form 10-Q, expected to be filed with the Securities and Exchange Commission during the week commencing May 6, 2024.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

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Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254
INBS@kcsa.com